Exhibit 99.1

Pacific Premier Bancorp Appoints Ronald J. Nicolas as
Senior Executive Vice President and Chief Financial Officer

Irvine, Calif., June 3, 2016 -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), announced today that Ronald J. Nicolas, Jr. has been appointed Senior Executive Vice President and Chief Financial Officer of both the Company and the Bank, effective May 31, 2016. Mr. Nicolas has more than 30 years of finance and accounting experience in the banking sector, most recently serving as Executive Vice President and Chief Financial Officer of Banc of California, Inc. and its subsidiary, Banc of California, National Association.

“We are very pleased to add an executive of Ron’s caliber to our executive management team,” said Steve Gardner, President and CEO of the Company. “Ron has extensive experience as a CFO at growing financial institutions. We believe that his financial management expertise will be valuable as we continue to execute on our organic and acquisitive growth strategies as part of our effort to further increase the value of the Pacific Premier franchise.”

From 2012 to April 2016, Mr. Nicolas served in various capacities with Banc of California, Inc., and its subsidiary Banc of California, National Association, and their predecessors, including as Chief Financial Officer and Executive Vice President of each institution, and Director of Banc of California’s predecessor bank. Prior to that, Mr. Nicolas served as Executive Vice President and Chief Financial Officer at each of the following financial institutions: Carrington Holding Company, LLC (2009-2012); Residential Credit Holdings, LLC (2008-2009); Fremont Investment & Loan (2005-2008); and Aames Investment/Financial Corp. (2001-2005). He earlier served in various capacities with KeyCorp, including Executive Vice President Group Finance of KeyCorp (1998-2001), Executive Vice President, Treasurer and Chief Financial Officer of KeyBank USA, a banking subsidiary of KeyCorp (1994-1998), and Vice President Corporate Treasury (1993-1994). Mr. Nicolas is a graduate of Canisius College, Buffalo, NY (BS, 1981; MBA, 1989).

About Pacific Premier Bancorp, Inc.

The Company is the holding company for the Bank, one of the largest community banks headquartered in Southern California. The Bank is a business bank primarily focused on serving small and middle market businesses in the counties of Los Angeles, Orange, Riverside, San Bernardino and San Diego, California. The Bank offers a diverse range of lending products including commercial, commercial real estate, construction, and SBA loans, as well as specialty banking products for homeowners associations and franchise lending nationwide. The Bank currently serves its customers through its 16 full-service depository branches in Southern California located in the cities of Corona, Encinitas, Huntington Beach, Irvine, Los Alamitos, Murrieta, Newport Beach, Orange, Palm Desert, Palm Springs, Redlands, Riverside, San Bernardino, and San Diego.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the impact of changes in financial services policies, laws and regulations (including the Dodd-Frank Wall Street Reform and Consumer Protection Act) and of governmental efforts to restructure the U.S. financial regulatory system; technological changes; the effect of acquisitions that the Company may make, if any, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from its acquisitions; changes in the level of the Company’s nonperforming assets and charge-offs; any oversupply of inventory and deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

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Contact:
Pacific Premier Bancorp, Inc.
Steve R. Gardner
Chairman, President & CEO
949-864-8000